Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Fourth Quarter and Full Year 2020 Results
Reports quarterly GAAP and Adjusted earnings (loss) from continuing operations of $(1.13) and $0.04 per diluted share, respectively
Generates full year operating and total free cash flow after dividends and investments of $652 million and $113 million, respectively
Returned $285 million of capital to stockholders during 2020

DALLAS, Texas – February 24, 2021 – Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter and year ended December 31, 2020.
Financial and Operational Highlights – Fourth Quarter 2020
•Quarterly total company revenues of $416 million
•Quarterly income (loss) from continuing operations per common diluted share ("EPS") of $(1.13) and quarterly adjusted EPS of $0.04, which excludes the following (each per common diluted share):
◦Non-cash pension plan settlement charge totaling $1.03
◦Non-cash write-downs of non-strategic rail maintenance facilities and certain other assets totaling $0.18
◦Additional income tax benefit of $0.05 related to carryback claims as permitted under recent tax legislation
•Repurchases of approximately 3.0 million shares at a cost of $68 million under previously announced $250 million share repurchase authorization
•Completed financings of over $500 million
•Lease fleet utilization of 94.5% at year-end with sequentially improved Future Lease Rate Differential ("FLRD") to (13.6)%
•Railcar deliveries of 2,235 and new railcar orders of 1,170

Financial and Operational Highlights – Full Year 2020
•Full year total company revenues of $2.0 billion, representing a decrease of 33.5% when compared to 2019
•Reported EPS of $(1.27) and adjusted EPS of $0.37, which excludes the following (each per common diluted share):
◦Non-cash impairment of long-lived assets totaling $2.07
◦Non-cash pension plan settlement charge totaling $1.00
◦Restructuring activities totaling $0.07
◦Early redemption of high coupon debt totaling $0.03
◦Income tax benefit of $1.54 related to carryback claims as permitted under recent tax legislation
•Cash flow from operations and total free cash flow after dividends and investments ("Free Cash Flow") were $652 million and $113 million, respectively
◦Investment of $464 million in leasing capital expenditures, net of railcar sales, predominantly for growth, resulting in net additions of 3,340 railcars to the wholly-owned and partially-owned lease fleet during 2020, an increase of 3.2% from 2019
•Returns to shareholders of $285 million through dividends and share repurchases
◦Repurchases of 9.3 million shares at a cost of $193 million
•Committed liquidity of $727 million as of December 31, 2020

Management Commentary
“As we began 2020, we set out to transform Trinity’s rail-focused operating strategy to accelerate the financial performance of the Company and enhance value for shareholders,” said Jean Savage, Trinity’s CEO and President. “What our people accomplished in the midst of a global pandemic is nothing short of extraordinary. Throughout the year, we evaluated our strategy, redefined our vision with a new purpose statement, and aligned our business values and organization. We made substantial progress in rationalizing our footprint, and optimizing our corporate cost structure and balance sheet, all while maintaining safe operations through the COVID-19 outbreak and delivering high-quality products and services to our customers.”
“Our fourth quarter and fiscal year financial performance reflects the decline in railcar demand following the economic impacts of the COVID-19 pandemic. While our leasing operations results performed well during the year, the decline in lease portfolio sales and railcar deliveries created earnings headwinds to overcome. Our team responded to the crisis and offset some of this headwind through strong management of our fleet maintenance costs and significant reductions in headcount and SE&A. Certain of the cost-savings and restructuring activities associated with the repositioning of the Company generated one-time charges that impacted our financial performance. Through it all, Trinity’s rail-platform proved resilient – generating strong cash flows from operations of $652 million during 2020, and free cash flow of $113 million after dividends and investments in our platform and lease fleet. In addition to the dividends paid, we also returned $193 million to shareholders through the use of our share repurchase authorization.”
“Market uncertainty as it relates to COVID-19 remains the predominant story on the economic and rail industry outlook. We see early indicators of a recovery with improving year over year railcar traffic volumes, slowing train speeds, and, more importantly, higher overall cycle times for shippers, all of which require more railcars to return to service. However, given the pace of improvement, customers are hesitant in their long-term planning for railcar assets. Industry forecasts currently suggest a recovery in the second half of 2021, and our customer inquiry levels align with these expectations.”
“Our lease fleet utilization has remained stable through the beginning of the year, and we are seeing some improvement in lease rates. We expect our Leasing business to have comparable year over year financial performance as modest fleet growth and improved maintenance cost efficiency from utilizing our internal network are expected to mostly offset headwinds from renewing lease rates. We expect the Rail Products business to deliver better operating results in 2021 as we enhance the value of outsourced fabrication activities and implement more automation in facilities, against a backdrop of another challenging year for deliveries. When combined with additional cost savings initiatives in place, we expect earnings to improve from 2020 while still reflecting a challenging market environment in 2021. As a result of the strong cash flow synergies within Trinity’s business, we expect cash flow from operations to range between $625 million to $675 million for the 2021 year.”
Ms. Savage concluded, “2020 was a challenging year, but Trinity's team made difficult decisions that put our Company on a path to accelerate our financial performance. In 2021, we intend to further optimize our manufacturing platform through outsourced fabrication activities and integrating advanced technologies, and to enhance our product portfolio through evolutionary products and services for our customers. Additionally, we will continue to optimize our balance sheet through additional leverage, fleet modification, and RIV transactions. I am proud of the work the people of Trinity accomplished in 2020, and know they have set a high bar for performance in 2021.”

Consolidated Financial Summary

	Three Months Ended December 31,
	2020	2019	Year over Year – Comparison
	(in millions, except percentages and per share amounts)
Revenues	$415.6	$850.7	Lower deliveries in the Rail Products Group and fewer railcars sold from our lease fleet
Selling, engineering, and administrative expenses	$56.1	$71.3	Lower employee-related costs resulting from cost optimization initiatives, including headcount reductions and adjustments to incentive-based compensation, and lower litigation-related expenses
Operating profit	$36.9	$97.2	Includes $27.0 million of non-cash write-downs of non-strategic rail maintenance facilities and certain other assets
Adjusted Operating profit (1)	$64.4	$111.9	Lower volumes in the Rail Products Group and fewer railcar sales in the Leasing Group
Interest expense	$52.6	$56.3	Lower overall borrowing costs associated with the company's debt facilities, partially offset by higher overall average debt
Net income (loss) attributable to Trinity Industries, Inc.	$(127.2)	$21.6	Includes $151.5 million non-cash pension plan settlement charge
EBITDA (1)	$(49.9)	$172.0	Includes $151.5 million non-cash pension plan settlement charge and $27.0 million non-cash asset write-downs
Adjusted EBITDA (1)	$129.1	$186.7	See change in adjusted operating profit described above
Effective tax expense (benefit) rate	(25.0)%	47.7%	Primarily tax benefit due to the carryback of net operating losses
Diluted EPS – GAAP	$(1.13)	$0.18	Includes the impact of $1.03 in pension plan settlement charge and $0.18 in asset write-downs
Diluted EPS – Adjusted (1)	$0.04	$0.35

	Year Ended December 31,
	2020	2019	Year over Year – Comparison
	(in millions)
Net cash provided by operating activities – continuing operations	$651.8	$396.7	Cash impacts include cyclical shifts and working capital initiatives, as well as inflows from a customer's exercise of a purchase option on a sales-type lease
Total Free Cash Flow After Investments and Dividends (1)	$112.8	$144.8
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less	$602.2	$1,122.2	Reduced lease fleet investment in 2020
Returns of capital to shareholders	$284.8	$376.8	Reduced share repurchase activity in 2020
(1) Non-GAAP financial measure. See the Reconciliations of Non-GAAP Measures section within this Press Release for a reconciliation to the most directly comparable GAAP measure and why management believes this measure is useful to management and investors.

Business Group Summary

	Three Months Ended December 31,
	2020	2019	Year over Year – Comparison
	(in millions, except percentages and number of units)
Railcar Leasing and Management Services Group
Leasing and management revenues	$189.3	$189.9	Lower fleet utilization and lower lease rates on renewals, partially offset by growth in the lease fleet and higher lease rates associated with new railcar additions
Leasing and management operating profit	$88.2	$80.1	Growth in the lease fleet, lower depreciation expense, and reduced operating expenses resulting from fewer maintenance compliance events scheduled during the current period
Operating profit on sales of leased railcars	$—	$20.2	No railcar sales completed during the quarter
Fleet utilization	94.5%	96.0%	Primarily driven by decrease in energy-related markets
Owned lease fleet (in units) (1)	107,045	103,705
Investor-owned lease fleet (in units)	26,645	24,835	Additional sales of leased railcars to third-party fleets managed by the Company
Future Lease Rate Differential ("FLRD") (2)	(13.6)%	(12.2)%

Rail Products Group
Revenues	$313.3	$899.0	Lower deliveries and railcar modification services
Operating profit margin	0.0%	10.8%	Lower deliveries resulting in additional unabsorbed burden in addition to lower pricing
Deliveries (in units)	2,235	6,880
Orders (in units)	1,170	2,585
Order value	$116.7	$250.5	Lower number of units, competitive pricing, and differences in product mix
Backlog value	$1,014.5	$1,832.5

All Other Group
Revenues	$55.9	$60.7	Decreased demand for highway products
Operating profit	$4.3	$—	Lower employee-related costs and lower costs associated with our non-operating facilities

	December 31, 2020	December 31, 2019
Loan-to-value ratio:
Wholly-owned subsidiaries, including corporate revolving credit facility	58.5%	55.1%	Increased leverage associated with leased assets, partially offset by amortization of debt on encumbered assets
(1) Includes wholly-owned railcars, partially-owned railcars, and railcars under sale-leaseback arrangements.
(2) Future Lease Rate Differential ("FLRD") calculates the weighted average of the most current quarterly lease rates transacted compared to the weighted average lease rates for railcars expiring over the next twelve months.

Additional Business Items
Income Tax Adjustments
•As a result of the reinstatement of the tax-loss carryback provisions in recent tax legislation, the Company recognized an additional tax benefit in the fourth quarter of $5.8 million, or $0.05 per common diluted share. The associated income tax losses were primarily due to accelerated tax depreciation associated with our investment in the lease fleet.
•The Company’s tax rate was a benefit of 25.0% for the quarter and a benefit of 54.3% for the year. These rates differed from the U.S. statutory rate primarily as a result of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and state tax adjustments. The tax benefit for the year was partially offset by a portion of the second quarter non-cash impairment charge related to noncontrolling interest for which taxes are not provided.
Pension Plan Termination
•In connection with the Company's previously communicated pension plan termination, the plan was settled in the fourth quarter of 2020 and resulted in the Company no longer having any remaining funded pension plan obligations. Upon settlement, we recognized a pre-tax non-cash pension settlement charge of $151.5 million, which was inclusive of all unamortized losses recorded in Accumulated Other Comprehensive Loss. The surplus of the Pension Plan of $23.6 million will be used, as prescribed in the applicable regulations, to fund obligations associated with the Company's defined contribution profit sharing plan and final pension administrative expenses. We expect that any remaining surplus would be used for other corporate purposes, subject to applicable taxes.
Liquidity and Capital Resource Updates
~~•~~In November 2020, Trinity Rail Leasing 2020 LLC (“TRL-2020”), a wholly-owned subsidiary of Company, issued $370.8 million of Secured Railcar Equipment Notes. These notes bear interest at an all-in interest rate of 2.52% and have a stated final maturity date of 2050. Net proceeds received from the transaction were used to repay borrowings under our leasing secured warehouse credit facility, to redeem in full secured notes issued by TRIHC 2018 LLC, and for general corporate purposes.
•The Company's income tax receivable at the end of the fourth quarter was $446 million.
•Subsequent to quarter end, Trinity's leasing company announced its Green Financing Framework supported by a second-party opinion from Sustainalytics, a Morningstar company.
Cost Optimization and Operating Footprint Rationalization
•In connection with the Company's ongoing assessment of future needs to support our rail-focused strategy and to optimize the performance of the business, the Company recognized pre-tax restructuring charges totaling $11.0 million for the year. These charges were primarily from employee transition costs and the write-down of our corporate headquarters campus, partially offset by a net gain on the disposition of a non-operating facility and certain related assets.
•During the fourth quarter, management approved a plan to exit certain non-strategic maintenance facilities, resulting in a pre-tax non-cash asset write-down of $15.2 million. Additionally, during the quarter, we recorded a pre-tax non-cash charge to write off $11.8 million related to our investments in certain emerging technologies. These charges are reflected in the impairment of long-lived assets line of our Consolidated Statements of Operations for the three months and year ended December 31, 2020.

Conference Call
Trinity will hold a conference call at 8:30 a.m. Eastern on February 24, 2021 to discuss its fourth quarter results. To listen to the call, please visit the Investor Relations section of the Company's website at www.trin.net and access the Events & Presentations webpage, or the live call can be accessed at 1-888-317-6003 with the conference passcode "9858917". Please call at least 10 minutes in advance to ensure a timely connection. An audio replay may be accessed through the Company’s website or by dialing 1-877-344-7529 with passcode "10151360" until 11:59 p.m. Eastern on March 3, 2021.
Additionally, the Company will provide Supplemental Materials to accompany the earnings conference call. The materials will be accessible both within the webcast and on Trinity's Investor Relations website under the Events and Presentations portion of the site along with the Fourth Quarter Earnings Call event weblink.
Non-GAAP Financial Measures
We have included financial measures compiled in accordance with generally accepted accounting principles ("GAAP") and certain non-GAAP measures in this earnings press release to provide management and investors with additional information regarding our financial results. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies. For each non-GAAP financial measure, a reconciliation to the most comparable GAAP measure has been included in the accompanying tables. When forward-looking non-GAAP measures are provided, quantitative reconciliations to the most directly comparable GAAP measures are not provided because management cannot, without unreasonable effort, predict the timing and amounts of certain items included in the computations of each of these measures. These factors include, but are not limited to: the product mix of expected railcar deliveries; the timing and amount of significant transactions and investments, such as railcar sales from the lease fleet, capital expenditures, and returns of capital to shareholders; and the amount and timing of certain other items outside the normal course of our core business operations, such as restructuring activities and the potential financial and operational impacts of the COVID-19 pandemic.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future, including the potential financial and operational impacts of the COVID-19 pandemic. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor Contact:
Jessica L. Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$415.6	$850.7	$1,999.4	$3,005.1
Operating costs:
Cost of revenues	295.3	674.7	1,508.4	2,365.7
Selling, engineering, and administrative expenses	56.1	71.3	228.4	262.8
Gains (losses) on dispositions of property:
Net gains on railcar lease fleet sales owned more than one year at the time of sale	—	5.8	17.3	50.5
Other	0.2	1.4	3.0	3.9
Impairment of long-lived assets	27.0	—	396.4	—
Restructuring activities, net	0.5	14.7	11.0	14.7
	378.7	753.5	2,123.9	2,588.8
Operating profit (loss)	36.9	97.2	(124.5)	416.3
Interest expense, net	52.4	53.7	216.0	214.5
Pension plan settlement	151.5	—	151.5	—
Other, net	2.0	0.9	2.5	1.1
Income (loss) from continuing operations before income taxes	(169.0)	42.6	(494.5)	200.7
Provision (benefit) for income taxes:
Current	(23.3)	4.0	(494.5)	6.7
Deferred	(19.0)	16.3	226.1	54.8
	(42.3)	20.3	(268.4)	61.5
Income (loss) from continuing operations	(126.7)	22.3	(226.1)	139.2
Income (loss) from discontinued operations, net of income taxes	0.1	(0.8)	(0.1)	(3.1)
Net income (loss)	(126.6)	21.5	(226.2)	136.1
Net income (loss) attributable to noncontrolling interest	0.6	(0.1)	(78.9)	(1.5)
Net income (loss) attributable to Trinity Industries, Inc.	$(127.2)	$21.6	$(147.3)	$137.6

Basic earnings per common share:
Income (loss) from continuing operations	$(1.13)	$0.18	$(1.27)	$1.11
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)
Basic net income (loss) attributable to Trinity Industries, Inc.	$(1.13)	$0.17	$(1.27)	$1.09
Diluted earnings per common share:
Income (loss) from continuing operations	$(1.13)	$0.18	$(1.27)	$1.09
Income (loss) from discontinued operations	—	(0.01)	—	(0.02)
Diluted net income (loss) attributable to Trinity Industries, Inc.	$(1.13)	$0.17	$(1.27)	$1.07
Weighted average number of shares outstanding:
Basic	112.2	119.8	115.9	125.6
Diluted	112.2	121.5	115.9	127.3
Trinity is required to utilize the two-class method of calculating EPS as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be participating securities. The calculation of EPS using the two-class method excludes income attributable to these participating securities from the numerator and excludes the dilutive impact of those shares from the denominator; therefore, the two-class method may result in a lower EPS than is calculated from the face of the income statement. There were no restricted shares and stock options included in the computation of diluted EPS for the three months and year ended December 31, 2020 as we incurred a loss for these periods, and any effect on loss per common share would have been antidilutive.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2020	2019	2020	2019
Railcar Leasing and Management Services Group	$189.3	$313.3	$802.3	$1,117.2
Rail Products Group	313.3	899.0	1,609.5	2,974.8
All Other	55.9	60.7	251.2	261.0
Segment Totals before Eliminations	558.5	1,273.0	2,663.0	4,353.0
Eliminations – Lease Subsidiary	(140.5)	(418.1)	(652.9)	(1,331.1)
Eliminations – Other	(2.4)	(4.2)	(10.7)	(16.8)
Consolidated Total	$415.6	$850.7	$1,999.4	$3,005.1

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2020	2019	2020	2019
Railcar Leasing and Management Services Group	$88.2	$100.3	$353.7	$406.6
Rail Products Group	0.1	96.8	36.3	277.6
All Other	4.3	—	28.2	19.9
Segment Totals before Eliminations, Corporate Expenses, Impairment of long-lived assets, and Restructuring activities	92.6	197.1	418.2	704.1
Corporate	(24.4)	(29.9)	(97.7)	(108.0)
Impairment of long-lived assets	(27.0)	—	(396.4)	—
Restructuring activities, net	(0.5)	(14.7)	(11.0)	(14.7)
Eliminations – Lease Subsidiary	(1.7)	(55.2)	(35.2)	(164.7)
Eliminations – Other	(2.1)	(0.1)	(2.4)	(0.4)
Consolidated Total	$36.9	$97.2	$(124.5)	$416.3

Trinity Industries, Inc.
Selected Financial Information – Leasing Group
($ in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Leasing and management	$189.3	$189.9	$747.9	$756.5
Sales of railcars owned one year or less at the time of sale (1)(2)	—	123.4	54.4	360.7
Total revenues	$189.3	$313.3	$802.3	$1,117.2
Operating profit (3):
Leasing and management	$88.2	$80.1	$336.0	$314.7
Railcars sales (1):
Railcars owned one year or less at the time of sale	—	14.4	0.4	41.4
Railcars owned more than one year at the time of sale	—	5.8	17.3	50.5
Total operating profit	$88.2	$100.3	$353.7	$406.6
Total operating profit margin	46.6%	32.0%	44.1%	36.4%

Leasing and management operating profit margin	46.6%	42.2%	44.9%	41.6%

Selected expense information:
Depreciation (4)(5)	$55.6	$60.6	$214.7	$232.2
Maintenance and compliance	$20.7	$22.9	$88.1	$102.1
Rent	$1.6	$3.3	$9.7	$16.9
Selling, engineering, and administrative expenses	$12.3	$13.3	$51.3	$49.5
Interest	$47.0	$50.8	$196.2	$197.2

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
Sales of leased railcars:
Railcars owned one year or less at the time of sale (1)(2)	$—	$123.4	$54.4	$360.7
Railcars owned more than one year at the time of sale	—	30.7	138.7	205.7
	$—	$154.1	$193.1	$566.4

Operating profit on sales of leased railcars:
Railcars owned one year or less at the time of sale	$—	$14.4	$0.4	$41.4
Railcars owned more than one year at the time of sale	—	5.8	17.3	50.5
	$—	$20.2	$17.7	$91.9

Operating profit margin on sales of leased railcars:
Railcars owned one year or less at the time of sale	—%	11.7%	0.7%	11.5%
Railcars owned more than one year at the time of sale	—%	18.9%	12.5%	24.6%
Weighted average operating profit margin on sales of leased railcars	—%	13.1%	9.2%	16.2%
(1) Beginning in the fourth quarter of 2020, we made a prospective change to the presentation of railcar sales and will now present all sales of railcars from the lease fleet as a net gain or loss from the disposal of a long-term asset. Historically, we presented sales of railcars from the lease fleet on a gross basis in leasing revenues and cost of revenues if the railcars had been owned for one year or less at the time of sale. Sales of railcars from the lease fleet owned for more than one year had historically been presented as a net gain or loss from the disposal of a long-term asset.
(2) Includes revenues associated with sales-type leases of $100.0 million and $160.5 million for the three months and year ended December 31, 2019, respectively.
(3) Operating profit includes: depreciation; maintenance and compliance; rent; and selling, engineering, and administrative expenses. Amortization of deferred profit on railcars sold from the Rail Products Group to the Leasing Group is included in the operating profit of the Leasing Group, resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.
(4) Effective January 1, 2020, we revised the estimated useful lives and salvage values of certain railcar types in our lease fleet. This change in estimate resulted in a decrease in depreciation expense in the three months and year ended December 31, 2020 of approximately $7.7 million and $30.8 million, respectively. This decrease was partially offset by higher depreciation associated with growth in the lease fleet.
(5) As a result of the impairment of long-lived assets related to our small cube covered hopper railcars recorded in the second quarter of 2020, our quarterly depreciation expense beginning in the third quarter of 2020 has decreased by approximately $3.5 million, for a total reduction of $7.0 million for the year ended December 31, 2020.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$132.0	$166.2
Receivables, net of allowance	199.0	260.1
Income tax receivable	445.8	14.7
Inventories	321.2	433.4
Restricted cash	96.4	111.4
Property, plant, and equipment, net	7,003.4	7,110.6
Goodwill	208.8	208.8
Other assets	295.2	396.2
Total assets	$8,701.8	$8,701.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$156.4	$203.9
Accrued liabilities	314.7	342.1
Debt	5,017.0	4,881.9
Deferred income taxes	1,047.5	798.3
Other liabilities	150.2	96.3
Stockholders' equity:
Trinity Industries, Inc.	1,738.8	2,030.1
Noncontrolling interest	277.2	348.8
	2,016.0	2,378.9
Total liabilities and stockholders' equity	$8,701.8	$8,701.4

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2020	December 31, 2019
Property, Plant, and Equipment
Manufacturing/Corporate:
Property, plant, and equipment	$979.4	$1,040.4
Accumulated depreciation	(577.9)	(631.6)
	401.5	408.8
Leasing:
Wholly-owned subsidiaries:
Machinery and other	19.5	13.7
Equipment on lease	7,010.6	6,944.2
Accumulated depreciation	(1,234.2)	(1,139.0)
	5,795.9	5,818.9
Partially-owned subsidiaries:
Equipment on lease	2,248.2	2,410.0
Accumulated depreciation	(621.9)	(623.3)
	1,626.3	1,786.7

Deferred profit on railcars sold to the Leasing Group	(1,064.7)	(1,135.8)
Accumulated amortization	244.4	232.0
	(820.3)	(903.8)
	$7,003.4	$7,110.6

	December 31, 2020	December 31, 2019
Debt
Corporate – Recourse:
Revolving credit facility	$50.0	$125.0
Senior notes, net of unamortized discount of $0.2 and $0.2	399.8	399.8
	449.8	524.8
Less: unamortized debt issuance costs	(1.6)	(2.0)
Total recourse debt	448.2	522.8

Leasing – Non-recourse:
Wholly-owned subsidiaries:
Secured railcar equipment notes, net of unamortized discount of $0.6 and $2.0	2,042.4	2,124.1
2017 promissory notes, net of unamortized discount of $10.1 and $—	802.7	627.1
TILC warehouse facility	519.4	353.4
	3,364.5	3,104.6
Less: unamortized debt issuance costs	(24.0)	(23.9)
	3,340.5	3,080.7
Partially-owned subsidiaries:
Secured railcar equipment notes	1,237.5	1,289.3
Less: unamortized debt issuance costs	(9.2)	(10.9)
	1,228.3	1,278.4
Total non–recourse debt	4,568.8	4,359.1
Total debt	$5,017.0	$4,881.9

Trinity Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2020	2019
Operating activities:
Net cash provided by operating activities – continuing operations	$651.8	$396.7
Net cash used in operating activities – discontinued operations	(0.1)	(3.1)
Net cash provided by operating activities	651.7	393.6

Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	138.7	205.7
Proceeds from dispositions of property and other assets	32.9	20.2
Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less with a net cost of $54.0 and $319.3	(602.2)	(1,122.2)
Capital expenditures – manufacturing and other	(102.3)	(97.0)
Net cash used in investing activities	(532.9)	(993.3)

Financing activities:
Net (repayments of) proceeds from debt	118.5	843.7
Shares repurchased	(191.3)	(224.7)
Dividends paid to common shareholders	(91.7)	(82.1)
Other	(3.5)	(10.4)
Net cash provided by (used in) financing activities	(168.0)	526.5
Net decrease in cash, cash equivalents, and restricted cash	(49.2)	(73.2)
Cash, cash equivalents, and restricted cash at beginning of period	277.6	350.8
Cash, cash equivalents, and restricted cash at end of period	$228.4	$277.6

Trinity Industries, Inc.
Reconciliations of Non-GAAP Measures
(in millions, except per share amounts)
(unaudited)
Adjusted Operating Results
We have supplemented the presentation of our reported GAAP operating profit (loss), income (loss) from continuing operations before income taxes, provision (benefit) for income taxes, income (loss) from continuing operations, net income (loss) attributable to Trinity Industries, Inc., diluted weighted average shares outstanding and diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc. with non-GAAP measures that adjust the GAAP measures to exclude the impact of restructuring activities, impairment of long-lived assets, pension plan settlement, early redemption of debt, the income tax effects of the CARES Act, the effects on income tax expense of a one-time, non-cash, deferred tax impact related to our planned Maintenance Services expansion into a new Midwest facility, and certain other non-recurring transactions or events (as applicable). These non-GAAP measures are derived from amounts included in our GAAP financial statements and are reconciled to the most directly comparable GAAP financial measures in the tables below. Management believes that these measures are useful to both management and investors for analyzing the performance of our business without the impact of certain non-recurring items. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended December 31, 2020
	GAAP	Impairment of long-lived assets – Controlling Interest (1)	Pension plan settlement (1)	Restructuring activities (1)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$36.9	$27.0	$—	$0.5	$—	$64.4

Income (loss) from continuing operations before income taxes	$(169.0)	$27.0	$151.5	$0.5	$—	$10.0

Provision (benefit) for income taxes	$(42.3)	$6.2	$34.9	$0.1	$5.8	$4.7

Income (loss) from continuing operations	$(126.7)	$20.8	$116.6	$0.4	$(5.8)	$5.3

Net income (loss) attributable to Trinity Industries, Inc.	$(127.2)	$20.8	$116.6	$0.4	$(5.8)	$4.8

Diluted weighted average shares outstanding (4)	112.2					113.2

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$(1.13)					$0.04

	Year Ended December 31, 2020
	GAAP	Impairment of long-lived assets – Controlling Interest (1)(2)	Impairment of long-lived assets – Noncontrolling Interest (3)	Pension plan settlement (1)	Restructuring activities (1)	Early redemption of debt (1)	Income tax effect of CARES Act	Adjusted
Operating profit (loss)	$(124.5)	$315.1	$81.3	$—	$11.0	$—	$—	$282.9

Income (loss) from continuing operations before income taxes	$(494.5)	$315.1	$81.3	$151.5	$11.0	$5.0	$—	$69.4

Provision (benefit) for income taxes	$(268.4)	$73.0	$—	$34.9	$2.6	$1.2	$180.4	$23.7

Income (loss) from continuing operations	$(226.1)	$242.1	$81.3	$116.6	$8.4	$3.8	$(180.4)	$45.7

Net income (loss) attributable to Trinity Industries, Inc.	$(147.3)	$242.1	$—	$116.6	$8.4	$3.8	$(180.4)	$43.2

Diluted weighted average shares outstanding (4)	115.9							117.2

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$(1.27)							$0.37
(1) The effective tax rate for impairment of long-lived assets, pension plan settlement, restructuring activities, and the early redemption of debt is before consideration of the CARES Act.
(2) Excludes $81.3 million of non-cash impairment of long-lived asset charges associated with the noncontrolling interest recorded in the second quarter of 2020.
(3) Represents the portion of the non-cash impairment of long-lived asset charge attributable to the noncontrolling interest, for which Trinity does not provide income taxes.
(4) GAAP diluted weighted average shares outstanding excludes 1.0 million and 1.3 million shares for the three months and year ended December 31, 2020, respectively, since the Company was in a net loss position for these periods. When adjusting for the items above, these shares become dilutive.

	Three Months Ended December 31, 2019
	GAAP	Restructuring activities	Income tax	Adjusted
Operating profit (loss)	$97.2	$14.7	$—	$111.9

Income (loss) from continuing operations before income taxes	$42.6	$14.7	$—	$57.3

Provision (benefit) for income taxes	$20.3	$3.3	$(9.7)	$13.9

Income (loss) from continuing operations	$22.3	$11.4	$9.7	$43.4

Net income (loss) attributable to Trinity Industries, Inc.	$21.6	$11.4	$9.7	$42.7

Diluted weighted average shares outstanding	121.5			121.5

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$0.18			$0.35

	Year Ended December 31, 2019
	GAAP	Restructuring activities	Income tax	Adjusted
Operating profit (loss)	$416.3	$14.7	$—	$431.0

Income (loss) from continuing operations before income taxes	$200.7	$14.7	$—	$215.4

Provision (benefit) for income taxes	$61.5	$3.3	$(9.7)	$55.1

Income (loss) from continuing operations	$139.2	$11.4	$9.7	$160.3

Net income (loss) attributable to Trinity Industries, Inc.	$137.6	$11.4	$9.7	$158.7

Diluted weighted average shares outstanding	127.3			127.3

Diluted income (loss) from continuing operations per common share attributable to Trinity Industries, Inc.	$1.09			$1.26

Pre-Tax Return on Equity
Pre-Tax Return on Equity (“Pre-Tax ROE”) is defined as a ratio for which (i) the numerator is calculated as income or loss from continuing operations, adjusted to exclude the effects of the provision or benefit for income taxes, net income or loss attributable to noncontrolling interest, and certain other adjustments, which include restructuring activities, the controlling interest portion of impairment of long-lived assets, early redemption of debt, and pension plan settlement; and (ii) the denominator is calculated as average stockholders’ equity (which excludes noncontrolling interest), adjusted to exclude accumulated other comprehensive income or loss. In the following table, the numerator and denominator of our Pre-Tax ROE calculation are reconciled to income from continuing operations and stockholders’ equity, respectively, which are the most directly comparable GAAP financial measures. Management believes that Pre-Tax ROE is a useful measure to both management and investors as it provides an indication of the economic return on the Company’s investments over time. Pre-Tax ROE is used in consideration of the Company’s expected tax position in the near-term.

	December 31, 2020	December 31, 2019	December 31, 2018
	($ in millions)
Numerator:
Income (loss) from continuing operations	$(226.1)	$139.2
Provision (benefit) for income taxes	(268.4)	61.5
Income (loss) from continuing operations before income taxes	(494.5)	200.7
Net loss attributable to noncontrolling interest	78.9	1.5
Adjustments:
Restructuring activities, net	11.0	14.7
Impairment of long-lived assets – controlling interest (1)	315.1	—
Early redemption of debt	5.0	—
Pension plan settlement	151.5	—
Adjusted Profit Before Tax	$67.0	$216.9

Denominator:
Total stockholders' equity	$2,016.0	$2,378.9	$2,562.0
Noncontrolling interest	(277.2)	(348.8)	(351.2)
Accumulated other comprehensive loss	30.9	153.1	116.8
Adjusted Stockholders' Equity	$1,769.7	$2,183.2	$2,327.6

Average total stockholders' equity	$2,197.5	$2,470.5
Return on Equity (2)	(10.3)%	5.6%

Average Adjusted Stockholders' Equity	$1,976.5	$2,255.4
Pre-Tax Return on Equity (3)	3.4%	9.6%
(1) Excludes $81.3 million of non-cash impairment of long-lived asset charges associated with the noncontrolling interest recorded in the second quarter of 2020.
(2) Return on Equity is calculated as income from continuing operations divided by average total stockholders' equity.
(3) Pre-Tax Return on Equity is calculated as adjusted profit before tax divided by average adjusted stockholders' equity, each as defined and reconciled above.

Free Cash Flow
Total Free Cash Flow After Investments and Dividends ("Free Cash Flow") is a non-GAAP financial measure and is defined as net cash provided by operating activities from continuing operations as computed in accordance with GAAP, plus cash proceeds from sales of leased railcars owned more than one year at the time of sale, less capital expenditures for manufacturing, dividends paid, and Equity CapEx for new leased railcars. Equity CapEx for new leased railcars is defined as leasing capital expenditures, net of sold lease fleet railcars owned one year or less, adjusted to exclude net proceeds (repayments) of debt. We believe Free Cash Flow is useful to both management and investors as it provides a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. Free Cash Flow is reconciled to net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure, in the following table.

	Year Ended December 31,
	2020	2019
	(in millions)
Net cash provided by operating activities – continuing operations	$651.8	$396.7
Add:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	138.7	205.7
Adjusted Net Cash Provided by Operating Activities	790.5	602.4
Less:
Capital expenditures – manufacturing and other	(102.3)	(97.0)
Dividends paid to common shareholders	(91.7)	(82.1)
Free Cash Flow (before Capital expenditures – leasing)	596.5	423.3
Less: Equity CapEx for new leased railcars	(483.7)	(278.5)
Total Free Cash Flow After Investments and Dividends	$112.8	$144.8

Capital expenditures – leasing, net of sold lease fleet railcars owned one year or less	$602.2	$1,122.2
Less:
Payments to retire debt	(1,442.9)	(1,724.1)
Proceeds from the issuance of debt	1,561.4	2,567.8
Net proceeds (repayments) of debt	118.5	843.7
Equity CapEx for new leased railcars	$483.7	$278.5

EBITDA and Adjusted EBITDA
“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA plus non-cash impairment of long-lived assets, restructuring activities, and pension plan settlement. EBITDA and Adjusted EBITDA are non-GAAP financial measures; however, the amounts included in these calculations are derived from amounts included in our GAAP financial statements. EBITDA and Adjusted EBITDA are reconciled to net income (loss), the most directly comparable GAAP financial measure, in the following table. This information is provided to assist management and investors in making meaningful comparisons of our operating performance between periods. We believe EBITDA is a useful measure for analyzing the performance of our business. We also believe that EBITDA is commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation or amortization (which can vary significantly depending on many factors). EBITDA and Adjusted EBITDA should not be considered as alternatives to net income as indicators of our operating performance, or as alternatives to operating cash flows as measures of liquidity. Non-GAAP measures should not be considered in isolation or as a substitute for our reporting results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures for other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(126.6)	$21.5	$(226.2)	$136.1
Less: Income (loss) from discontinued operations, net of income taxes	0.1	(0.8)	(0.1)	(3.1)
Income (loss) from continuing operations	$(126.7)	$22.3	$(226.1)	$139.2
Add:
Interest expense	52.6	56.3	219.2	221.8
Provision (benefit) for income taxes	(42.3)	20.3	(268.4)	61.5
Depreciation and amortization expense	66.5	73.1	266.0	283.6
EBITDA	$(49.9)	$172.0	$(9.3)	$706.1
Add:
Impairment of long-lived assets	27.0	—	396.4	—
Restructuring activities, net	0.5	14.7	11.0	14.7
Pension plan settlement	151.5	—	151.5	—
Adjusted EBITDA	$129.1	$186.7	$549.6	$720.8